Exhibit 15.1

ACKNOWLEDGEMENT OF ERNST & YOUNG LLP

Board of Directors

Respironics, Inc. and Subsidiaries

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Respironics, Inc. and Subsidiaries pertaining to the Respironics, Inc. 2007 Employee Stock Purchase Plan of our report dated November 9, 2006 relating to the unaudited condensed consolidated interim financial statements of Respironics, Inc. and Subsidiaries that are included in its Form 10-Q for the quarter ended September 30, 2006.

/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania

November 10, 2006